UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 19, 2012
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ROBERTSON GLOBAL HEALTH SOLUTIONS CORPORATION
(Name of registrant in its charter)
_____________________________________

Nevada	0-6428	88-0105586
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3555 Pierce Rd. Saginaw, Michigan 48604
(Address of principal executive offices)

Registrant's telephone number:  (989) 799-8720
______________________________________

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]   Written communications pursuant to Rule 425 under the Securities Act

[   ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[   ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[   ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01  Entry into a Material Definitive Agreement.

Robertson Technology Licensing, LLC (“RTL”), a wholly-owned subsidiary of  Robertson Global Health Solutions Corporation (the “Registrant”) and Robertson Wellness, LLC (“RW”), a related party, (collectively “Robertson”) entered into an Agreement (the “Agreement”) with the Foundation for Professional Development Pty, Ltd, a South African Company (“FPD”) on July 19, 2012. The Agreement is for the parties to cooperate together for the purposes of developing, compiling, conducting, administering and presenting software tools and courses for the healthcare industry.

The Agreement provides that the parties will collaborate to provide courses to qualified healthcare professionals relating to RW’s Brain Chemistry Optimization and Performance Enhancement Programs. Net profits generated from the running of courses will be split equally between Robertson and FPD. FPD will receive 25% of the total gross income generated by such courses as an administration fee.

The Agreement further provides that the parties will collaborate to provide a consumer version of RHealth Advisor, Robertson’s medical knowledge platform powering a suite of health applications, to users of the MXit social media platform. The parties will also collaborate to provide a clinical version of the RHealth Advisor mobile WAP to qualified medical professionals. Net profits generated by the software tools will be divided equally between Robertson and FPD. Robertson will receive 10% of the total gross income generated by the software tools as an administration and support fee.

The duration of the Agreement is for three consecutive years. After the initial period, the agreement will be extended for an additional three year period unless one of the parties terminates the agreement upon the expiration of the initial three year period.

Item 9.01  Financial Statements and Exhibits

(d)           The following exhibits are included with this Current Report on Form 8-K.

Exhibit 10.1	Agreement between Robertson Technologies Licensing, LLC, Robertson Wellness, LLC and the Foundation for Professional Development Pty Ltd effective July 19, 2012

SIGNATURES

In accordance with Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Robertson Global Health Solutions Corporation

Dated: July 24, 2012	By:	/s/ Melissa A. Seeger
	Name:	Melissa A. Seeger
	Title:	Treasurer